Exhibit 10.9
Coliseum Holdings I, LLC
105 Rowayton Avenue
Rowayton, Connecticut 06853

November 15, 2024
Lazydays Holdings, Inc.
4042 Park Oaks Blvd, Suite 350
Tampa, Florida 33610
Attention: Ronald Fleming
Stoel Rives LLP
760 SW Ninth Avenue, Suite 3000
Portland, Oregon 97205
Attention: Brant J. Norquist

Re:    Waiver of Defaults and Consent

To Whom It May Concern:
Reference is made to that certain Loan Agreement dated as of December 29, 2023, between Coliseum Holdings I, LLC, a Delaware limited liability company (“Lender”), and LD Real Estate, LLC, Lazydays RV of Ohio, LLC, Airstream of Knoxville at Lazydays RV, LLC, Lone Star Acquisition LLC and Lazydays Land of Phoenix, LLC (individually and collectively as the context may require, “Borrower”), as amended by that certain First Amendment to Loan Agreement, dated as of May 15, 2024 (collectively, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”). Any term capitalized but not defined in this letter (this “Letter”) shall have the meaning ascribed to it in the Loan Agreement.
WHEREAS, Borrower provided notice to Lender (a) that Borrower has failed to pay when due the amounts described on Schedule I attached hereto (collectively, the “Specified Past-Due Payables”), (b) that Big-D Construction Southwest, LLC filed a Lien against the Surprise Individual Property on September 12, 2024 in the amount of $1,010,288.83 (the “Big-D Lien”), (c) Ancon Construction Co., Inc. filed a Lien against the Elkhart Individual Property on October 4, 2024 in the amount of $1,849,474.47 (the “Ancon Lien”), and (d) that Borrower anticipates the filing of additional similar Liens against one or more of the Properties with respect to work performed thereon (such Liens, solely to the extent filed on or before March 31, 2025, collectively with the Big-D Lien and the Ancon Lien, the “Specified Liens”);
WHEREAS, Borrower has provided notice to Lender of the occurrence of certain defaults under the M&T Credit Documents, more particularly described as the “Specified Defaults” (such defaults, the “Specified M&T Defaults”) in that certain Limited Waiver and Third Amendment to Second Amended and Restated Credit Agreement and Consent, dated as of the date hereof, by and among the M&T Borrowers, the M&T Credit Agreement Administrative Agent and the other parties thereto (the “M&T Third Amendment”);
WHEREAS, Borrower has provided notice to Lender of the occurrence of certain defaults under the First Horizon Loan Documents (such defaults, the “Specified First Horizon Defaults”);
WHEREAS, LRE and Lazydays Land of Phoenix, LLC and certain of their Affiliates are, simultaneously with the delivery of this Letter, entering into (a) that certain Asset Purchase Agreement and (b) that certain Real Estate Purchase Agreement, each dated as of the date hereof (collectively, the “Camping World Sale Agreements”), with certain affiliates of Camping World Holdings, Inc. (including its affiliates, “Camping World”), which Sale Agreements provide for, among the sale of other assets, the sale by LRE and Lazydays Land of Phoenix, LLC of their respective interests in the Elkhart Individual Property and the Surprise Individual Property (each a “Specified Release Property” and collectively, the “Specified Release Properties”);
WHEREAS, under the terms of the M&T Third Amendment, certain Affiliates of Borrower have agreed to cause Borrower (a) within 90 days after the date of this Letter, to grant second-lien mortgages on the Properties except the Specified Release Properties, the 20103 Stokes Rd Individual Property and the Hwy 290 Individual Property (such properties on which Borrower is required to grant second-lien mortgages, the “Second Mortgage Properties”) and (b) to deliver a “silent second” intercreditor agreement between M&T Administrative Agent and Lender including the terms thereto specified in the M&T Third Amendment and otherwise in a form and substance acceptable to Lender (the “M&T Intercreditor Agreement”);
WHEREAS, Lone Star Acquisition LLC has entered into that certain Real Estate Purchase Agreement dated as of October 10, 2024, with McGhee RV Properties, LP, a Texas limited partnership, as purchaser, which provides for the sale of the 20103 Stokes Rd Individual Property (the “20103 Sale Agreement” and together with the Camping World Sale Agreements, collectively, the “Sale Agreements”) and LRE (together with Lone Star Acquisitions LLC, and Lazydays Land of Phoenix, LLC, collectively, the “Specified Borrowers”) is currently negotiating the sale of the Hwy 290 Individual Property (together with the 20103 Stokes Rd Individual Property, collectively, the “Waller Individual Properties”); and
WHEREAS, Borrower has requested, to induce the M&T Credit Agreement Administrative Agent and the lenders party to the M&T Credit Agreement to enter into the M&T Third Amendment, and to enable the sale of the Specified Release Properties to Camping World and the sale of the Waller Individual Properties to the purchasers thereof, that Lender execute and deliver this Letter.
NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, Lender hereby agrees as follows:
1.Waiver of Defaults.

(a)Lender hereby agrees that, notwithstanding anything to the contrary in the Loan Documents (including, without limitation, Sections 4.1.17, 4.1.21, 4.1.41, 4.2.6 and 10.1(a)(xi) thereof), but subject to the conditions set forth in this Letter, Borrower’s failure to pay the Specified Past-Due Payables when due shall not constitute a Default or Event of Default under the Loan Documents.
(b)Lender hereby agrees that, notwithstanding anything to the contrary in the Loan Documents (including, without limitation, Sections 4.2.2, 10.1(a)(viii) and 10.1(a)(xi) thereof), but subject to the conditions set forth in this Letter, the filing of the Big-D Lien, the Ancon Lien, and of any other Specified Liens, shall not constitute a Default or Event of Default under the Loan Documents to the extent the same are discharged of record (by payment, bonding or otherwise) by the earlier to occur of (x) one hundred twenty (120) days following Borrower’s receipt of notice of, or otherwise obtaining knowledge regarding, such Specified Lien and (y) thirty (30) days following the filing of a foreclosure action with respect to such Specified Lien; provided that the deadlines described in the previous clause (x) or (y) may be extended by the Lender from time to time, in Lender’s sole and absolute discretion, by Lender’s delivery of written notice thereof to Borrower in a writing (which writing may be delivered by electronic mail). Borrower and Lender agree that the waiver set forth in this Letter amends, restates and supersedes any prior waiver of such defaults, including, without limitation, those set forth in that certain the Limited Waiver Notice, dated September 27, 2024, from Lender to Borrower.
(c)Lender hereby agrees that, notwithstanding anything to the contrary in the Loan Documents (including, without limitation, Section 10.1(a)(xxiv) thereof), but subject to the conditions set forth in this Letter, none of the Specified M&T Defaults or Specified First Horizon Defaults shall constitute a Default or Event of Default under the Loan Documents.
2.Consent to Sale Agreements; Waiver of Release Conditions.
(a)Lender hereby consents to the execution and delivery by the Specified Borrowers and their Affiliates of the Sale Agreements, the consummation by the Specified Borrowers and their Affiliates of the transactions contemplated thereby and the performance by the Specified Borrowers and their Affiliates of their obligations thereunder.
(b)Lender hereby agrees that, in connection with a sale of each of the Specified Release Properties and each of the Waller Individual Properties, each of the conditions precedent to a Release set forth in Section 2.7 of the Loan Agreement shall automatically be deemed waived by Lender so long as each of the following conditions are satisfied to Lender’s satisfaction:
(i)Borrower shall have given Lender at least five (5) Business Days’ prior written notice of such Release;
(ii)With respect to the Specified Release Properties, the Specified Release Property to be Released shall be sold pursuant to and in accordance with the terms of the Camping World Sale Agreements, without any waiver, amendment, supplement, modification or other change thereto that would be adverse to Lender, unless Lender has provided its prior written consent to the same;

(iii)With respect to the 20103 Stokes Rd Individual Property, the 20103 Stokes Rd Individual Property shall be sold pursuant to and in accordance with the terms of the 20103 Sale Agreement, without any waiver, amendment, supplement, modification or other change thereto that would be adverse to Lender, unless Lender has provided its prior written consent to the same;
(iv)With respect to the Hwy 290 Individual Property, Borrower shall have delivered to Lender, and Lender shall have approved, a copy of the executed purchase and sale agreement (or any other agreement between Borrower or any Affiliate thereof, on the one hand, and the applicable purchaser of the Hwy 290 Individual Property, on the other hand), at least ten (10) Business Days prior to such Release, which shall be on a commercially reasonable and customary form and contain market standard terms and conditions;
(v)Borrower shall have delivered to Lender a copy of the final closing settlement statement for such Release no later than one (1) Business Day prior to the date of the closing of such Release;
(vi)The closing agent at the closing of such Release (which shall be an escrow agent reasonably satisfactory to Lender) shall be irrevocably committed to transferring the Specified Release Amount (defined below) to Lender by wire transfer on the date of the closing of such Release;
(vii)At the closing of each Release, Borrower shall make the following payments (collectively, the “Specified Release Amount”):
(A)a prepayment of principal in an amount equal to the applicable Net Refinancing or Sale Proceeds for such sale, based solely on (1) with respect to the Specified Released Properties, that portion of the purchase price allocated to the particular Specified Released Property subject to such closing under the terms of the Sale Agreements or (2) with respect to each Waller Individual Property, the greater of the Minimum Release Amount for such Waller Individual Property and 100% of the Net Refinancing or Sale Proceeds in connection with the sale of such Waller Individual Property;
(B)all accrued and unpaid interest (including any Short Interest) on the principal being prepaid pursuant to subclause (A);
(C)the applicable portion of the Exit Fee;
(D)prior to the Yield Maintenance Date, the applicable Yield Maintenance Premium; and
(E)all costs and expenses (including reasonable attorneys’ fees) incurred by Lender in connection with such Release;

(viii)After giving effect to such Release, the remaining Persons comprising Borrower shall each continue to be a Special Purpose Bankruptcy Remote Entity;
(ix)After giving effect to such Release, the representations and warranties made by Borrower and Guarantor under the Loan Agreement and the other Loan Documents shall be true and correct in all material respects as if remade on and as of the date of such refinance or sale, except for any changes in facts and circumstances that do not result from or otherwise constitute a monetary Default, material non-monetary Default,
Event of Default or Material Adverse Effect; and
(x)Lender and Borrower shall have executed and delivered such documents as Lender determines is necessary or appropriate to effectuate such Release, including, without limitation, a release of the applicable Mortgage and the applicable Assignment of Leases, with Borrower to deliver drafts of such documents to Lender at least five (5) Business Days prior to such Release.
3.Consent to M&T Third Amendment. Lender hereby consents to the execution and delivery by the Borrower’s Affiliates of the M&T Third Amendment. Lender hereby agrees with the Borrower Parties to negotiate in good faith the terms of a definitive M&T Intercreditor Agreement and, subject to the terms and conditions to be set forth in such definitive M&T Intercreditor Agreement, to permit Borrower to execute and deliver one or more second-lien mortgages or deeds of trust in favor of the M&T Administrative Agent with respect to the Second Mortgage Properties, provided that the form and substance of such second lien mortgages or deeds of trust, as applicable, shall be in accordance with the M&T Intercreditor Agreement and otherwise satisfactory to Lender.
4.Event of Default for First Horizon Foreclosure. Borrower and Lender hereby agree that it shall be an Event of Default under the Loan if as a result of or on the basis of any Specified First Horizon Defaults, First Horizon Bank (or any successor holder of the First Horizon Facilities) either (a) files a judicial foreclosure action with respect to either of the First Horizon Facilities, unless, within 90 days after the date of such filing, such foreclosure action has been dismissed, terminated, withdrawn, enjoined (whether through a temporary restraining order, preliminary injunction, or otherwise), or effectively stayed, or (b) publishes a notice of non-judicial foreclosure with respect to either of the First Horizon Facilities, unless, by the earlier of (i) 45 days after the date of such publication or (ii) the day that immediately precedes the date of the foreclosure sale, such foreclosure process has been dismissed, terminated, withdrawn, enjoined (whether through a temporary restraining order, preliminary injunction, or otherwise), or effectively stayed.
5.Miscellaneous.
(a)The waivers set forth above shall be limited precisely as written and relate solely to the Specified Past-Due Payables, the Specified Liens, the Specified M&T Defaults, the Specified First Horizon Defaults and, with respect to the Release conditions, the Specified Release Properties and the Waller Individual Properties, and, in each case, the related provisions of the Loan Documents in the manner and to the extent described above, and nothing in this Letter shall constitute a waiver of any other Default or Event of Default, known or unknown, or any other conditions under the Loan Documents except as expressly set forth herein.
(b)The consents set forth above shall be limited precisely as written and relate solely to the Sale Agreements and the M&T Third Amendment, and nothing in this Letter shall constitute a consent of any other matter except as expressly set forth herein.
(c)Other than expressly set forth herein, the Letter shall not constitute a waiver, granting of a consent, modification, alteration, amendment or release of any of Lender’s various rights, powers or remedies against Borrower or Guarantor pursuant to the Loan Documents or applicable law, nor is anything contained in this Letter is intended to modify any of the terms of the Loan Documents, including the Guaranty, all of which remain in full force and effect in accordance with their respective terms.
(d)This Letter shall not constitute a course of dealing obligating Lender to provide any additional or other accommodations, financial or otherwise, to Borrower or Guarantor or any other party to any Loan Document at any time, or, except as expressly provided in Section 3, constitute a commitment or any agreement to make a commitment with respect to any possible waiver, amendment, consent or other modification of the terms provided in the Loan Documents.
(e)It is expressly acknowledged and agreed that, except as expressly set forth herein, nothing herein or in any previous or subsequent communications between Lender and Borrower, and their respective agents, attorneys and representatives, prevents Lender from exercising any right or remedy under any of the Loan Documents with respect to any Default or Event of Default thereunder, all of the rights, remedies or options in law or equity of Lender under the Loan Documents, including the Guaranty, being hereby expressly reserved by Lender. Any agreement by Lender, including any agreement to forbear, modify the Loan Documents, including the Guaranty, or waive any rights or remedies, must be in writing and signed by an authorized representative of Lender; no oral or implied agreement of any kind will be recognized or enforceable.
(f)This Letter shall be governed, construed, applied and enforced in accordance with the laws of the state of New York and the applicable laws of the United States of America.

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Sincerely,

LENDER:
COLISEUM HOLDINGS I, LLC, a Delaware
limited liability company

By:    /s/ Christopher Shackelton     Name: Christopher Shackelton
Title: Authorized Signatory

ACKNOWLEDGED AND AGREED:

BORROWER:
LD REAL ESTATE, LLC, a Delaware limited liability company

By:    /s/ Ronald K. Fleming
Name: Ronald K. Fleming
Title: Interim Chief Executive Officer

LAZYDAYS RV OF OHIO, LLC, a Delaware
limited liability company

By:    /s/ Ronald K. Fleming
Name: Ronald K. Fleming
Title: Interim Chief Executive Officer

AIRSTREAM OF KNOXVILLE AT
LAZYDAYS RV, LLC, a Delaware limited liability company

By:    /s/ Ronald K. Fleming
Name: Ronald K. Fleming
Title: Interim Chief Executive Officer

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

LONE STAR ACQUISITION LLC, a Delaware
limited liability company

By:    /s/ Ronald K. Fleming     Name: Ronald K. Fleming
Title:    Interim Chief Executive Officer

LAZYDAYS LAND OF PHOENIX, LLC, a
Delaware limited liability company

By:    /s/ Ronald K. Fleming     Name: Ronald K. Fleming
Title: Interim Chief Executive Officer

SCHEDULE I
Specified Past-Due Payables

Location	Contractor	Approximate Amount Owed
Surprize, AZ	Big-D Construction Southwest, LLC	$1,010,288.83
Elkhart, IN	Ancon Construction Co., Inc.	$1,849,474.47
Las Vegas, NV	M2 Steel Systems, LLC	$1,563,594.00
Ramsey, MN	T&J Construction, LLC	$57,168.73
	Total:	$4,480,526.03